Exhibit 99.2

P&F INDUSTRIES REVISES TABLE CONTAINED IN

PREVIOUSLY ISSUED PRESS RELEASE

MELVILLE, N.Y., August 19, 2009 - P&F Industries, Inc. (Nasdaq: PFIN) yesterday issued a press release entitled “P&F Industries Reports Results for the Three and Six-Month Periods Ended June 30, 2009”.  Such press release contained a typographical error in the “Cost of sales” line item for the three-month period ended June 30, 2009 in a supplemental table.  The revised table follows.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED
STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(In thousands of $, except per share data)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$18,528	$25,554	$34,090	$49,879
Cost of sales	13,817	17,499	24,748	34,151
Gross profit	4,711	8,055	9,342	15,728
Selling, general and administrative expenses	5,288	6,702	10,343	13,191
Operating (loss) income	(577)	1,353	(1,001)	2,537
Interest expense – net	362	452	671	1,010
(Loss) earnings before income taxes	(939)	901	(1,672)	1,527
Income taxes (benefit) expense	(374)	406	(501)	670

Net (loss) earnings	$(565)	$495	$(1,171)	$857

(Loss) earnings per common share:

Basic:
Net (loss) earnings per common share	$(0.16)	$0.14	$(0.32)	$0.24

Diluted:
Net (loss) earnings per common share	$(0.16)	$0.13	$(0.32)	$0.23

Weighted average common shares outstanding:

Basic	3,614,562	3,637,277	3,614,562	3,637,370

Diluted	3,614,562	3,713,440	3,614,562	3,694,338

# End #